SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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       240.14a-12

                     NOVAMETRIX MEDICAL SYSTEMS INC.

 ...............................................................................
           (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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
NOVAMETRIX
MEDICAL SYSTEMS INC.
--------------------------------------------------------------------------------

                                                               November 19, 1996
Dear Fellow Stockholders:

   By now you will have received another communication from the dissident 13D Group. Their letters to you continue to show either a misunderstanding of the facts or a deliberate distortion of them.

   The 13D Group's latest communication purports to quote us as saying that the Company will be able to meet its obligations following the Andros merger only "[i]f all our predictions, projections and estimates as to the future of the merged company come true."

   The "quotation" is a pure fabrication. What we actually advised the Group during a meeting on November 13, 1996, was that at CURRENT run rates, Novametrix and Andros are generating sufficient cash flow not only to service the Andros debt but also to provide a substantial surplus. We are not mortgaging our future to speculative predictions of growth or efficiencies, but are relying on the demonstrated historical operating performance of the two companies.

   The 13D Group's latest communication also says that "the Company did not report in its proxy statement to shareholders" that if the Andros merger goes through, the Company will guarantee $42 million of Andros' bank debt.

   In fact, the Company's proxy statement clearly discloses the amount of Andros' debt and states that one of the conditions to consummation of the merger is the restructuring of the Andros debt, "WHICH MAY INCLUDE THE COMPANY ACTING AS GUARANTOR OR CO-BORROWER UNDER ANDROS' CREDIT FACILITIES." In addition, on November 1, 1996, we sent all stockholders a letter with a summary of the Andros merger, which notes that "[T]HE COMPANY ASSUMES APPROXIMATELY $42 MILLION OF ANDROS DEBT."

   As we have explained to the 13D Group, the Andros debt is an integral component of a deal of this type. It is this debt -- which can be serviced from Andros' own historical cash flow -- that makes the transaction possible for a company of our size.

   The 13D Group also suggests that Institutional Shareholder Services ("ISS") "ignore[d]" the Company's assumption of the Andros debt when it independently endorsed the merger. In fact, ISS specifically considered the Company's assumption of the Andros debt and the 13D Group's stated opposition to that aspect of the merger. ISS concluded that while the debt is "substantial . . . , we see no evidence that it is unserviceable."

   ISS is the nation's leading shareholder advisory group, and we believe its independent endorsement of the merger, after it discussed the position of the 13D Group with Paul Cote, is highly significant.

   We do not doubt the sincerity of the 13D Group's opposition to the merger. We believe, however, that their opposition is based on an erroneous belief that the Company can be sold today for a substantial premium over its market price. We are not aware of any potential acquiror at such a price, and none has come forward over the last three months, although this would be the ideal time for a bidder to do so.

   WE URGE YOU NOT TO SIGN THE 13D GROUP'S GREEN PROXY CARD.

   We believe the Andros merger provides the clearest and best way to enhance stockholder value over both the short and the long term.

   YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE THE WHITE PROXY CARD FOR THE ANDROS MERGER, FOR THE COMPANY'S NOMINEES FOR CLASS A DIRECTORS, AND FOR THE OTHER PROPOSALS IN THE COMPANY'S PROXY STATEMENT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD THAT WAS ENCLOSED WITH OUR PROXY STATEMENT, OR THE ADDITIONAL WHITE PROXY CARD ENCLOSED HEREWITH.

   Thank you for your continued support.

                                    Sincerely yours,


                                    William J. Lacourciere
                                    Chairman of the Board,
                                    President and Chief
                                    Executive Officer



This document contains forward-looking statements concerning post-merger operations of Novametrix. There are many factors that could cause actual results to differ materially from those in the forward-looking statements herein, including difficulties in integrating the operations of Andros and Novametrix, changes in the health care industry, more stringent regulation of medical device manufacturers, uncertainties regarding patents and other proprietary rights, intense competition and foreign currency fluctuations. No assurance can be given that Novametrix will fully realize the cost savings and revenue opportunities it expects from the merger. Novametrix does not presently intend to update publicly the foregoing forward-looking statements.